PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 20 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                      Dated November 27, 2002
                                                                  Rule 424(b)(3)

                                MORGAN STANLEY
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                        -------------------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), have the option to redeem these notes in whole, but not in part, prior to the maturity date. We may redeem the notes on any June 11 or December 11, beginning December 11, 2005, upon not less than 15 nor more than 20 calendar days notice. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Fixed Rate Notes," subject to and as modified by the provisions described below.

     We will pay interest semi-annually, beginning June 11, 2003. Interest will accrue at the rate of 4.5% on the $1,000 principal amount of each note from and including December 11, 2002, the original issue date, to but excluding December 11, 2007, and at the rate of 7.25% on the $1,000 principal amount of each note from and including December 11, 2007 to but excluding the maturity date or any earlier redemption date.

Principal Amount:        $15,000,000

Maturity Date:           December 11, 2017

Settlement Date
  (Original Issue
  Date):                 December 11, 2002

Interest Accrual Date:   December 11, 2002

Issue Price:             100%

Interest Payment
  Dates:                 Each June 11 and December 11,
                         beginning June 11, 2003

Interest Payment
 Period:                 Semi-annual

Interest Rate:           4.5% per annum from and
                         including the original issue date to
                         but excluding December 11, 2007

                         7.25% per annum from and
                         including December 11, 2007 to
                         but excluding the maturity date or
                         any earlier redemption date

Redemption
  Percentage:            100%

Redemption Dates:        Redeemable in whole, but not in
                         part, at our option on any June 11
                         or December 11, beginning
                         December 11, 2005

Redemption Notice
  Period:                At least 15 but not more than 20
                         calendar days prior to the
                         redemption date

Annual Redemption
  Percentage
  Reduction:             N/A

Book-Entry Note or
  Certificated Note:     Book-entry note

Senior Note or
  Subordinated Note:     Senior note

Agent:                   Morgan Stanley & Co.
                         Incorporated

Minimum
  Denomination:          $1,000

Specified Currency:      U.S. dollars

Business Day:            New York

CUSIP:                   61745ERZ6

Other Provisions:        See "United States Federal
                         Income Taxation" below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

United States Federal    The following discussion supplements the discussion in
   Income Taxation       the section of the accompanying prospectus supplement
                         called "United States Federal Taxation" and is subject to all the limitations and qualifications set forth therein including, but not limited to, the qualifications and limitations set forth in the first paragraph therein.

                         Payments of Interest on the Notes. Under applicable Treasury regulations, solely for purposes of determining the yield and maturity of the notes, we will be deemed to have redeemed the notes on December 11, 2007. If we do not, in fact, redeem the notes on December 11, 2007, the notes will be treated, solely for purposes of determining the yield and maturity of the notes, as if retired and reissued for an amount equal to the issue price of the notes. Accordingly, the notes are not "Discount Notes" (as discussed in the section of the accompanying prospectus supplement called "United States Federal Taxation--Notes"), and all interest paid on the notes will be taxable to United States holders as described in the section of the accompanying prospectus supplement called "United States Federal Taxation--Notes--Payments of Interest on the Notes."


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